FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)
Joseph L. Damasio, Jr., Controller

Pressure BioSciences, Inc. Reports Financial Results for the First Quarter of 2010 and Provides Business Update

South Easton, MA, May 17, 2010 -- Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced its financial results for the first quarter of 2010.

Total revenue for the first quarter of 2010 was $290,813 compared to $306,762 for the comparable period in 2009.  Revenue from the sale of PCT products and services was $189,150 for the three months ended March 31, 2010 compared to $222,142 for the same period in 2009.  During the first quarter of 2010, the Company completed the installation of ten Pressure Cycling Technology (PCT) Sample Preparation Systems (PCT SPS), equal to the number of PCT SPS installations for the same period in 2009.  All ten installations in the 2010 first quarter were domestic placements, compared to seven domestic installations and three international sales for the same quarter in 2009.

Operating loss for the first quarter of 2010 was $911,431 compared to $849,911 for the same period in 2009.  After the exclusion of non-cash charges, operating cash burn for the first quarter of 2010 was approximately $750,000, compared to approximately $655,000 for the first quarter of 2009.

Loss per common share – basic and diluted – was $.49 for the first quarter of 2010 compared to $.33 for 2009.  The first quarter 2009 loss per common share included an income tax refund of $623,262.

Joseph L. Damasio, Jr., Corporate Controller, commented: “The Q1 2010 operating loss of $911,431 included non-cash charges of depreciation/amortization expenses of approximately $50,000, and stock-based compensation to employees and consultants of approximately $109,000.  Excluding these non-cash charges, operating cash burn for Q1 2010 was approximately $750,000 compared to approximately $655,000 for the first quarter of 2009.  This increase was primarily due to greater than usual patent related expenses incurred in the protection of our technology platform.  We expect patent related expenses to return to previous, lower levels for the remainder of the fiscal year.”

Mr. Damasio continued: “Our first quarter 2010 results were also adversely affected by the two historic mid-Atlantic snow storms of February 2010. We believe that the loss of two full weeks by one-half of our outside sales team was the major factor resulting in the first decline in year-over-year quarterly revenue since the second quarter of 2008.  Because we believe this was an atypical occurrence, we remain optimistic that revenue and installations for 2010 will exceed those for 2009.”

Richard T. Schumacher, President and CEO of Pressure BioSciences, Inc. said: “We reported on a number of significant achievements during the first quarter and April of 2010.  To that end, we believe our reported funding successes have helped greatly to strengthen our financial position.  We further believe that our reported operational and technical successes are a clear indication that market acceptance of PCT is close.  Among these reported achievements were:

•
Presentations by scientists from the FDA (improved quality control measures for swine and seasonal flu vaccine), Thermo Fisher Corporation/University of Montreal (enhanced biomarker discovery), Target Discovery (detection of an ovarian cancer marker), Harvard School of Public Health (improved detection of membrane proteins), the University of New Hampshire (improved detection of bacteria), The University of North Texas (improved forensics testing), the University of California – Davis (improved digestion of proteins), and the Barnett Institute of Northeastern University (enhanced analysis of glycoprotein-based drugs and drug candidates).

•	The announcement of a strategic product licensing, manufacturing, co-marketing, and collaborative research and development agreement with Target Discovery, Inc.

•	The March close on the sale of approximately $500,000 of units in an “above-market” financing

•	The award of five additional PCT patents

•	A 100% exercise of February 2009 Series A warrants, netting over $1.2 million to PBI in April

•
The announcement of an all day Symposium on May 21st at the Harvard Medical School on the Applications of Ultra-high Pressure in Biotechnology.  The Symposium is being co-hosted by the Laboratory for Innovative Translational Technologies (HC-LITT) and the Central Laboratory (HCCL) of Harvard Catalyst |The Harvard Clinical and Translational Science Center (Harvard CTSC), and the Proteomics Resource at Harvard School of Public Health (HPR)

Mr. Schumacher continued: “We have only a few spaces left before we reach the maximum of 100 attendees for this Friday’s High Pressure Symposium at Harvard Medical School.  At the present time, the majority of registrations have come from the scientific community, but media, investors, and potential strategic partners have also signed up for the Symposium.  Together with our colleagues from HC-LITT, HCCL, and HPR, we believe that this Friday’s Symposium offers a wonderful opportunity for key researchers from around the country to highlight the many exciting and important applications of cycled, ultra-high pressure in biotechnology.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 14 US and 10 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts on the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Disclaimer

Harvard CTSC, HC-LITT, HCCL, and HPR do not endorse any company or product. The opinions expressed in the Symposium are those of the speakers, and don’t represent the views of Harvard Catalyst, Harvard University and its affiliated academic health care centers, the National Center for Research Resources, or the National Institutes of Health.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the expectation that patent related expenses will return to previous levels for the remainder of the 2010 fiscal year; that our Q1 2010 financial results were primarily adversely affected by historic snow storms; that 2010 revenue and installations will exceed those reported in 2009; that our reported funding successes have greatly strengthened our financial position; that our operational and technical successes indicate that market acceptance of PCT is close; and the anticipated advantages and benefits of the Company’s products and technology and that scientists and research laboratories will able to corroborate the benefits of pressure cycling technology that have been previously reported. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the Company's financial results for the quarter ended March 31, 2010 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customer’s needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen costs or cost increases; the risk that the Company may be unable to improve total revenue and PCT products and services revenue, the number of PCT Systems installations, and its operating loss due to unexpected costs or increases in costs and therefore the Company will need additional capital sooner than anticipated; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; the possibility that the Company will not be successful in reaching any additional collaboration agreements with strategic partners in 2010; changes in customer’s needs and technological innovations; that other scientists may not be able to corroborate the data generated by third party labs that have been previously reported and that are expected to be presented at the Harvard Symposium on May 21; and the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the first quarter of 2011.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

Consolidated Statements of Operations
(Unaudited)	For the Three Months Ended
	March 31,
	2010	2009
REVENUE:
PCT Products, services, other	$189,150	$222,142
Grant revenue	101,663	84,620
Total revenue	290,813	306,762

COSTS AND EXPENSES:
Cost of PCT products and services	87,103	140,243
Research and development	294,141	307,224
Selling and marketing	282,578	278,416
General and administrative	538,422	430,790
Total operating costs and expenses	1,202,244	1,156,673

Operating loss	(911,431)	(849,911)

Interest income	106	2,403

Loss before income taxes	(911,325)	(847,508)
Income tax refund	-	623,262
Net loss	(911,325)	(224,246)
Accrued and deemed dividends on convertible preferred stock	(256,524)	(501,425)
Net loss applicable to common shareholders	$(1,167,849)	$(725,671)

Net loss per share attributable to common stockholders - basic and diluted	$(0.49)	$(0.33)

Weighted average common stock shares outstanding used in the basic and diluted net loss per share calculation	2,394,311	2,195,283

Consolidated Balance Sheets
(Unaudited)	March 31,	December 31,
ASSETS	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$1,617,714	$1,609,778
Restricted cash	20,012	20,012
Accounts receivable, net of allowances of $17,020 at March 31, 2010 and $8,400 at December 31, 2009	217,991	203,211
Inventories	576,133	638,350
Deposits	344,747	182,010
Prepaid income taxes	1,442	3,176
Prepaid expenses and other current assets	95,981	86,563
Total current assets	2,874,020	2,743,100
PROPERTY AND EQUIPMENT, NET	241,702	249,465

OTHER ASSETS
Intangible assets, net	218,868	231,026
TOTAL ASSETS	$3,334,590	$3,223,591

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$426,413	$148,087
Accrued employee compensation	153,327	105,824
Accrued professional fees and other	217,733	271,926
Deferred revenue	5,266	8,058
Total current liabilities	802,739	533,895

LONG TERM LIABILITIES
Deferred revenue	986	1,609
TOTAL LIABILITIES	803,725	535,504

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Series A convertible preferred stock, $.01 par value; 313,960 designated shares; 174,440 shares issued and outstanding on March 31, 2010 and 152,213 shares on December 31, 2009 (Liquidation value of $2,006,060)	1,745	1,523
Series B convertible preferred stock, $.01 par value; 279,256 designated shares; 88,711 shares issued and outstanding on March 31, 2010 and 62,039 shares on December 31, 2009 (Liquidation value of $1,667,767)	887	620
Common stock, $.01 par value; 20,000,000 shares authorized; 2,394,311 shares issued and outstanding on March 31, 2010 and 2,328,426 shares issued and outstanding on December 31, 2009	23,943	23,284
Warrants to acquire preferred stock and common stock	1,452,878	1,352,165
Additional paid-in capital	10,153,875	9,297,115
Accumulated deficit	(9,102,463)	(7,986,620)
Total stockholders' equity	2,530,865	2,688,087
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,334,590	$3,223,591